EXHIBIT 99
FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Vice President and
Chief Financial Officer
MAJESTIC STAR CASINO
(702) 388-2224

THE MAJESTIC STAR CASINO, LLC ANNOUNCES
SECOND QUARTER 2006 RESULTS

August 8, 2006, Las Vegas, NV - The Majestic Star Casino, LLC today released financial results for the three- and six-month periods ended June 30, 2006. The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company” or “Majestic”) operate two adjacent dockside gaming facilities located in Gary, Indiana (“Majestic Star” and “Majestic Star II”) and two Fitzgeralds brand casinos located in Tunica, Mississippi (“Fitzgeralds Tunica”) and Black Hawk, Colorado (“Fitzgeralds Black Hawk”).

On December 21, 2005, the Company completed the acquisition of the stock of Trump Indiana, Inc. (“Trump Indiana”), a casino vessel and hotel at Buffington Harbor in Gary, Indiana. The Company has subsequently re-branded the Trump Indiana casino vessel as “Majestic Star II.” Trump Indiana was a joint venture partner in the Buffington Harbor gaming complex (“BHR”) and a parking garage (“BHPA”) located next to BHR. As part of the acquisition of Trump Indiana, the Company also acquired Trump Indiana’s joint venture interests in BHR and, together with a contribution from an affiliate of the Company, ownership of BHPA (together, “the Acquired and Contributed Entities”). As such, the financial results reported herein include the Acquired and Contributed Entities in the three- and six-months ended June 30, 2006.

The Company’s financial results, as contained in this earnings release, includes the pushdown of $48.1 million, net of original issue discount, of senior discount notes (“Discount Notes”) issued by the Company’s parent, Majestic Holdco, LLC (“Majestic Holdco”).

Consolidated Results: Three-Month Period Ended June 30, 2006

The Company’s net revenues for the three-month period ended June 30, 2006 were $85.6 million, an increase of $22.5 million, or 35.7%, from the same period in 2005. Contributing to the increase in net revenues was an increase in casino revenues, the primary revenue source for the Company, of $21.7 million, or 31.7%, to $89.9 million. Majestic Star II contributed net revenues and casino revenues of $24.9 million and $25.5 million, respectively. Promotional allowances increased $0.9 million, or 7.3%, primarily as a result of Majestic Star II’s contribution of $2.3 million, an increase at Fitzgeralds Tunica of $0.7 million and a decline of promotional allowances at Majestic Star of $2.1 million. Promotional allowances are deducted from gross revenues to determine net revenues.

Net revenues at Majestic Star for the three months ended June 30, 2006 declined from the same period in 2005 by $3.0 million, or 8.9%, to $31.1 million. Net revenues at Majestic Star II for the three months ended June 30, 2006 have also fallen significantly from the same three month period last year when it was operated as Trump Indiana. In the three months ended June 30, 2006 Majestic Star II’s net revenues were $24.9 million as compared to the reported net revenues of Trump Indiana of $34.8 million in the same quarter last year. Please see the caption Majestic Star/Majestic Star II/BHR/BHPA (“Majestic Properties”) for a further discussion about the decline in net revenues.

The Company expects to report a net loss of $2.7 million compared to a net loss of $4.0 million for the same period in 2005. The $1.3 million reduction of net loss for the three months ended June 30, 2006 resulted from the $22.5 million increase in net revenues, as discussed above, offset by increases totaling $13.7 million in operating expenses, principally from the Acquired and Contributed Entities, and an increase in interest expense of $7.6 million (including $1.6 million of interest expense attributable to the Discount Notes) resulting from the long-term debt incurred to finance the purchase of Trump Indiana and its interests in BHR and BHPA.

Majestic Star’s operating expenses, including fifty percent of BHR and BHPA (for comparative purposes), declined from $30.1 million in the second quarter of last year to $25.2 million in the current quarter, a decrease of $4.9 million. Contributing to the reduction in operating expenses was the implementation of cost saving strategies in conjunction with our acquisition of Trump Indiana, reduction in gaming taxes at the property due to the decline in casino revenues and elimination of the lease expense paid to BHPA for the parking garage utilized by Majestic Star during the second quarter of 2005.

Negatively impacting net income during the second quarter of 2005 was a $2.3 million charge resulting from the termination of the sale of Fitzgeralds Black Hawk. Also, negatively affecting net income in the second quarter of 2005 was the catch-up depreciation and amortization at Fitzgeralds Black Hawk incurred as a result of the termination of the sale of Fitzgeralds Black Hawk. While the assets of the property were being held for sale, from July 12, 2004 through April 14, 2005, no depreciation and amortization was recognized on Fitzgeralds Black Hawk’s depreciable and amortizable assets. Upon termination of the sale, $1.5 million of depreciation and amortization that had been suspended when the related assets were classified as held for sale was recognized during the second quarter of 2005.

Operating expenses at Fitzgerald Tunica were up $1.6 million in the second quarter of 2006 from the comparable period last year due to costs associated with improving the property’s amenities and enhancing the management team. At Fitzgeralds Tunica, we are repositioning the property in order to attract and retain a higher valued gaming customer. In the near term, margins and profitability at the property may decline as we build toward a longer term growth strategy.

For the three-month period ended June 30, 2006, adjusted EBITDA was $20.1 million, compared to adjusted EBITDA of $13.0 million in the same period last year, an increase of $7.1 million, or 54.3%. Majestic Star, Majestic Star II, BHR and BHPA (collectively, “the Majestic Properties”) contributed $8.6 million to the increase. At Fitzgeralds Tunica and Fitzgerald Black Hawk adjusted EBITDA declined $1.2 million and $0.1 million, respectively, from the prior year. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, amortization, and other non-operating expenses, which is primarily non-usage fees on the credit facility) adjusted for loss on investment in BHR (which is depreciation expense and applicable in the three- and six-month periods ended June 30, 2005), and certain non-recurring charges as identified in the table at the end of this press release, which reconciles net income (loss) to EBITDA and adjusted EBITDA. See the detailed explanation below as to the usefulness and limitations of using EBITDA and adjusted EBITDA as financial measures and a reconciliation of net income to EBITDA and adjusted EBITDA.

Consolidated Results: Six-Month Period Ended June 30, 2006

The Company’s net revenues for the six-month period ended June 30, 2006 were $185.5 million, an increase of $55.6 million, or 42.8%, from the same period in 2005. Contributing to the increase in net revenues was an increase in casino revenues, of $54.5 million, or 39.1%, to $193.8 million. Majestic Star II contributed net revenues and casino revenues of $59.2 million and $60.2 million, respectively. Promotional allowances increased $3.1 million, or 13.8%, during the first six months of 2006 primarily as a result of Majestic Star II’s contribution of $4.6 million and higher promotional allowances at Fitzgeralds Tunica of $1.6 million, offset by a decline of promotional allowances at Majestic Star of $3.2 million.

Net revenues at Majestic Star for the six-month period ended June 30, 2006 declined from the same period last year by $4.1 million, or 5.8%, to $66.2 million. Net revenues at Majestic Star II were $59.2 million in the six month period ended June 30, 2006. This compares to the reported net revenues of Trump Indiana of $67.8 million for the similar period in the prior year. Please see the caption Majestic Star/Majestic Star II/BHR/BHPA (“Majestic Properties”) for a further discussion about the decline in net revenues.

For the six-month period ended June 30, 2006, the Company expects to report net income of $1.0 million as compared to a net loss of $0.6 million for the same period in 2005. Contributing to our net income for the six months ended June 30, 2006 was the $55.6 million increase in net revenues discussed above offset by increases totaling $38.9 million in almost all of our operating expenses. The first six months of operations of the Acquired and Contributed Entities contributed $47.3 million in operating expenses. Adding to this increase were higher operating expenses at Fitzgeralds Tunica of $1.4 million, offset by declines at Fitzgeralds Black Hawk of $0.7 million, $1.4 million at Corporate, and $7.6 million at Majestic Star, including fifty percent of the operating expenses of BHR and BHPA. In addition, the Company incurred higher interest expense of $15.1 million (including $3.1 million of interest expense attributable to the Discount Notes) resulting from the long-term debt incurred to finance the acquisition of Trump Indiana, and its interests in BHR and BHPA.

Majestic Star’s operating expenses for the six months ended June 30, 2006, including fifty percent of the BHR and BHPA operating expenses (for comparability purposes), were down significantly from the first six months of 2005. In the first half of 2006, inclusive of fifty percent of BHR’s and BHPA’s operating expenses, Majestic Star’s operating costs were $53.1 million, compared to $60.7 million last year. Contributing to the reduction in operating expenses was the implementation of cost saving strategies in conjunction with our acquisition of Trump Indiana, lower gaming taxes as a result of the property’s lower casino revenues and elimination of the lease expense paid to BHPA, for the parking garage utilized by Majestic Star, during the first six months of 2005.

Negatively impacting expenses during the six months ended June 30, 2005 was the $2.3 million charge and $1.5 million of catch-up depreciation and amortization incurred as a result of the mutual termination of the sale of Fitzgeralds Black Hawk.

After excluding the Fitzgeralds Black Hawk sale termination charge, which was recognized at our corporate operations, operating costs at corporate were higher during the first half of 2006 by $0.8 million resulting from increases in payroll expenses, and professional and bank fees. Operating expenses at Fitzgeralds Tunica were up $1.4 million from the previous year, with all the increase coming in the second quarter.

For the six-month period ended June 30, 2006, adjusted EBITDA was $46.3 million, compared to adjusted EBITDA of $28.9 million in the same period last year, an increase of $17.4 million, or 60.4%. The Majestic Properties contributed $20.2 million of the increase. Fitzgeralds Tunica’s adjusted EBITDA decreased $1.2 million from the prior year, while the adjusted EBITDA for Fitzgeralds Black Hawk declined $0.8 million

Total cash and cash equivalents at June 30, 2006 was $22.4 million as compared to $32.4 million at December 31, 2005. Total debt outstanding at June 30, 2006 was $586.4 million, comprised of $300.0 million in 9 ½% senior secured notes, $200.0 million in 9 ¾% senior notes, $48.1 million of push-down of Discount Notes, $37.9 million drawn on our senior secured credit facility and $0.4 million in capitalized leases and other debt. The Company had $42.1 million available on its $80.0 million credit facility at June 30, 2006.

Majestic Star/Majestic Star II/BHR/BHPA (“Majestic Properties”)

Net revenues for the Majestic Properties for the three- and six-month periods ended June 30, 2006 were $56.1 million and $125.6 million, respectively. For the three months ended June 30, 2006, net revenues increased $21.9 million, or 64.3%, over the same three-month period in 2005, and for the six-month period ended June 30, 2006, net revenues increased $55.3 million, or 78.6%, over the same period in 2005. Net revenues increased due to the addition of Majestic Star II’s operations, which for the three and six months ended June 30, 2006, contributed $24.9 million and $59.2 million, respectively, to net revenues. Casino revenues were $58.1 million and $129.2 million, respectively, during the three- and six-month periods ended June 30, 2006, compared to $37.4 million and $76.1 million, respectively, during the same three- and six-month periods in 2005. During the second quarter of 2006 as compared to the second quarter of 2005, Majestic Star II contributed $25.5 million of the increase in casino revenues, which was offset by a $4.9 million decline in Majestic Star’s casino revenues. For the first six months of 2006 as compared to the same period in 2005, Majestic Star II contributed $60.2 million of the increase in casino revenues, again offset by a decline in Majestic Star’s casino revenues of $7.1 million. While operating results were strong at the Majestic Properties for the first two months of this year, beginning in March the financial results were negatively impacted by the disruptions related to the implementation of cost saving strategies, which included the layoff of over 300 employees, and changes to the layout of the casino floors. Additionally, the new casino and amenities at a competitor, along with continued construction to major roads providing access to our gaming facilities and lower promotional expenses had a negative impact on our operations.

Adjusted EBITDA at our Majestic Properties was $15.4 million for the three-month period ended June 30, 2006, compared to $6.8 million in the same period last year. Adjusted EBITDA margins (defined as adjusted EBITDA divided by net revenues) increased to 27.4% in the second quarter of 2006 from 19.8% in the second quarter of 2005. For the six-month period ended June 30, 2006, adjusted EBITDA at the Majestic Properties was $35.2 million as compared to $15.1 million for the first half of 2005. Adjusted EBITDA margins increased to 28.1% for the first six months of 2006 as compared to 21.4% for the same period in 2005.

Fitzgeralds Tunica

Net revenues increased by $0.7 million, or 3.5%, to $21.2 million for the three-month period ended June 30, 2006, and for the six-month period ended June 30, 2006, net revenues increased $0.9 million, or 2.2%, to $43.0 million. Casino revenues were $22.9 million for the three-month period ended June 30, 2006, an increase of $1.2 million, or 5.6%, over the same quarter last year, while for the six-month period ended June 30, 2006, casino revenues increased $2.0 million, or 4.5%, to $46.3 million. For the three- and six-month periods ended June 30, 2006, promotional allowances increased $0.7 million and $1.6 million, respectively, as the property spent more in order to remain competitive. Operating expenses during the three and six months ended June 30, 2006 was up $1.6 million and $1.4 million, respectively. In order to attract and retain a higher valued gaming customer, the property is improving its amenities, re-branded and improved the quality of its steakhouse, and enhancing its management team, particularly those executives in operations and guest development. For the three-months ended June 30, 2006, adjusted EBITDA declined to $4.1 million from $5.3 million for same period in 2005, and adjusted EBITDA margin decreased from 25.9% to 19.3%. For the six-month periods ended June 30, 2006 and 2005, adjusted EBITDA was $9.9 million and $11.1 million, respectively, a decline of $1.2 million, or 10.7%. The property’s adjusted EBITDA margin also declined to 23.1% during the first six months of 2006 from 26.4% for the same period in 2005.

Fitzgeralds Black Hawk

In the three-month period ended June 30, 2006, net revenues of $8.3 million and casino revenues of $9.0 million were down compared to net revenues of $8.4 million and casino revenues of $9.1 million for the same period in 2005. For the six-month period ended June 30, 2006, net revenues of $16.9 million and casino revenues of $18.4 million were also down from net revenues of $17.6 million and casino revenues of $18.9 million. Adjusted EBITDA at Fitzgeralds Black Hawk for the three-and six-month periods ended June 30, 2006 was $2.5 million and $4.9 million, respectively, as compared to $2.7 million and $5.6 million, respectively, for the same period in 2005. Adjusted EBITDA margins for the three- and six-month periods ended June 30, 2006 were 30.8% and 28.7%, respectively, down from 31.6% and 32.1%, respectively, for the same periods last year.

The Black Hawk market showed nominal growth during the three- and six-months ended June 30, 2006 with increases of 4.6% and 4.4%, respectively. However, competition has increased significantly with the completion of remodeling and expansion projects, and increased marketing and promotional activities by our competitors.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, our significant indebtedness; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility, our 9 ½% senior secured notes and our 9 ¾% senior notes; increased competition in existing markets or the opening of new gaming jurisdictions; failure to realize the anticipated benefits of the Majestic Star II acquisition; loss of Majestic Star II customers because of Majestic Star II’s loss of affiliation with other Trump casinos; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; any unanticipated liabilities resulting from the Trump Indiana acquisition; employee reductions and union related issues; increased competition in existing markets or the opening of new gaming jurisdictions; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes; other adverse conditions, such as adverse economic conditions in the Company’s markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission (“SEC”) or otherwise.

For more information on these and other factors, see the Company’s Form 10-K for the year ended December 31, 2005 and its other current and periodic reports filed with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer, at (702) 388-2224.

The Company will hold a conference call to discuss its second quarter earnings results at 11:00 a.m. Eastern Time on Wednesday, August 9, 2006. The call can be accessed by dialing (888) 552-7839. Until August 16, 2006, a complete replay of the conference call can be accessed by dialing (800) 633-8284, pass code 21301083.

Consolidated Statement of Operations, Operating Results by Entity and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

Consolidated Statement of Operations

	For the Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
OPERATING REVENUES:
Casino	$89,942,156	$68,275,963	$193,827,647	$139,358,610
Rooms	2,848,379	1,917,569	5,612,771	3,711,673
Food and beverage	3,963,758	3,460,000	8,318,834	6,970,376
Other	1,659,685	1,392,747	3,407,695	2,450,477
Gross revenues	98,413,978	75,046,279	211,166,947	152,491,136
Less promotional allowances	12,856,823	11,986,248	25,691,658	22,576,045
Net operating revenues	85,557,155	63,060,031	185,475,289	129,915,091

OPERATING COSTS AND EXPENSES:
Casino	20,542,370	16,212,746	43,473,047	33,505,625
Rooms	421,991	441,108	1,606,195	825,053
Food and beverage	2,160,821	1,464,502	4,277,193	2,965,843
Other	231,415	242,399	489,480	501,877
Gaming taxes	20,031,927	14,752,004	44,455,255	30,050,193
Advertising and promotion	4,388,475	3,901,428	8,538,620	7,394,928
General and administrative	14,237,026	10,166,239	29,265,561	20,572,736
Corporate expense (1)	1,901,961	3,961,114	3,719,665	5,158,184
Economic incentive tax - City of Gary	1,545,025	1,124,610	3,352,014	2,287,972
Depreciation and amortization (9)	7,847,099	6,751,733	15,619,848	11,387,668
Loss on investment in Buffington Harbor
Riverboats, LLC (2)	-	603,500	-	1,209,198
Loss (gain) on sale of assets	10,686	37,835	(4,304)	37,975
Total operating costs and expenses	73,318,796	59,659,218	154,792,574	115,897,252

Operating income	12,238,359	3,400,813	30,682,715	14,017,839

OTHER INCOME (EXPENSE):
Interest income	86,310	86,414	222,377	98,616
Interest expense	(13,434,812)	(7,443,649)	(26,748,701)	(14,680,024)
Interest expense - debt pushed down	(1,575,896)	-	(3,070,254)	-
from Majestic Holdco (3)
Other non-operating expense (4)	(23,955)	(41,715)	(51,203)	(78,669)
Total other expense	(14,948,353)	(7,398,950)	(29,647,781)	(14,660,077)

Net (loss) income	$(2,709,994)	$(3,998,137)	$1,034,934	$(642,238)

See notes at the end of this report.

Operating Results by Entity

	For The Three Months Ended		For The Six Months Ended
(in thousands)	June 30,		June 30,
	2006	2005	2006	2005
Net revenues:
Majestic Star	$31,092	$34,129	$66,200	$70,305
Majestic Star II	24,870	-	59,154	-
Buffington Harbor Riverboats	102	-	221	-
Total Majestic Properties	56,064	34,129	125,575	70,305
Fitzgeralds Tunica	21,237	20,519	42,970	42,035
Fitzgeralds Black Hawk	8,256	8,412	16,930	17,575
Total	$85,557	$63,060	$185,475	$129,915

Operating income (loss):
Majestic Star	$7,615	$3,982	$16,863	$9,609
Majestic Star II	6,078	-	15,597	-
Buffington Harbor Riverboats	(3,057)	-	(6,597)	-
Buffington Harbor Parking Associates	(362)	-	(724)	-
Total Majestic Properties	10,274	3,982	25,139	9,609
Fitzgeralds Tunica	1,907	2,788	5,586	6,092
Fitzgeralds Black Hawk (9)	1,988	701	3,730	3,673
Corporate (1)	(1,931)	(3,985)	(3,772)	(5,202)
Majestic Investor Holdings (6)	-	(85)	-	(154)
Total	$12,238	$3,401	$30,683	$14,018

Net Income (loss)
Majestic Star (7)	$7,624	$4,005	$16,944	$9,600
Majestic Star II	6,102	-	15,642	-
Buffington Harbor Riverboats	(3,057)	-	(6,438)	-
Buffington Harbor Parking Associates	(362)	-	(724)	-
Total Majestic Properties	10,307	4,005	25,424	9,600
Fitzgeralds Tunica	1,919	2,797	5,634	6,108
Fitzgeralds Black Hawk (9)	1,984	701	3,709	3,673
Corporate (1) (3) (7)	(16,920)	(10,954)	(33,732)	(18,932)
Majestic Investor Holdings (6)	-	(547)	-	(1,091)
Total	$(2,710)	$(3,998)	$1,035	$(642)

Adjusted EBITDA
Majestic Star	$9,516	$6,750	$20,635	$15,055
Majestic Star II	8,157	-	19,768	-
Buffington Harbor Riverboats	(2,104)	-	(4,725)	-
Buffington Harbor Parking Associates	(217)	-	(434)	-
Total Majestic Properties	15,352	6,750	35,244	15,055
Fitzgeralds Tunica	4,091	5,320	9,916	11,101
Fitzgeralds Black Hawk	2,544	2,662	4,862	5,633
Corporate	(1,902)	(1,704)	(3,719)	(2,901)
Majestic Investor Holdings (6)	-	(15)	-	(16)
Total	$20,085	$13,013	$46,303	$28,872

See notes at the end of this report.

Operating Results by Entity (continued)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Operating Margin
Majestic Star	24.5%	11.7%	25.5%	13.7%
Majestic Star II	24.4%	n/a	26.4%	n/a
Buffington Harbor Riverboats	-3005.1%	n/a	-2984.9%	n/a
Fitzgeralds Tunica	9.0%	13.6%	13.0%	14.5%
Fitzgeralds Black Hawk (9)	24.1%	8.3%	22.0%	20.9%
Total	14.3%	5.4%	16.5%	10.8%

Adjusted EBITDA Margin
Majestic Star	30.6%	19.8%	31.2%	21.4%
Majestic Star II	32.8%	n/a	33.4%	n/a
Buffington Harbor Riverboats	-2068.8%	n/a	-2137.8%	n/a
Fitzgeralds Tunica	19.3%	25.9%	23.1%	26.4%
Fitzgeralds Black Hawk	30.8%	31.6%	28.7%	32.1%
Total	23.5%	20.6%	25.0%	22.2%

			As of	As of
			June 30,	December 31,
			2006	2005
			(in thousands)
Segment assets:
Majestic Star (8)			$118,579	$243,475
Majestic Star II			226,102	229,246
Buffington Harbor Riverboats			51,868	53,751
Buffington Harbor Parking Associates			21,856	21,592
Total Majestic Properties			418,405	548,064
Fitzgeralds Tunica			71,384	75,406
Fitzgeralds Black Hawk			39,334	31,688
Corporate (5)(8)			374,893	289,353
Majestic Investor Holdings (6)			-	1,896
Total			904,016	946,407
Less: Intercompany			(397,730)	(428,448)
Total			$506,286	$517,959

			As of	As of
			June 30,	June 30,
			2006	2005
			(in thousands)
Expenditure for additions to long-lived assets:
Majestic Star			$2,740	$2,338
Majestic Star II			138	n/a
Buffington Harbor Riverboats			49	n/a
Total Majestic Properties			2,927	2,338
Fitzgeralds Tunica			1,337	2,647
Fitzgeralds Black Hawk			1,190	1,809
Corporate			123	-
Total			$5,577	$6,794

See notes at the end of this report.

EBITDA (and adjusted EBITDA) are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management defines EBITDA as earnings before interest, taxes, depreciation and amortization, and non-operating charges. Adjusted EBITDA is defined as EBITDA adjusted for the loss on investment in BHR (for 2005 only) and certain non-recurring charges. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company’s ability to service or incur debt and for estimating the Company’s underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement (“Agreement”) governing the Company’s $80.0 million credit facility, as amended, requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA.

Reconciliations of net income (loss) to EBITDA and adjusted EBITDA are presented below.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005

Majestic Star
Net Income (Loss) (7)	$7,624	$4,005	$16,944	$9,600
Interest Income	(9)	(66)	(81)	(70)
Depreciation and amortization	1,901	2,166	3,772	4,237
Non-operating expenses	-	42	-	79
EBITDA	9,516	6,147	20,635	13,846
Loss on BHR (2)	-	603	-	1,209
Adjusted EBITDA	$9,516	$6,750	$20,635	$15,055

Majestic Star II
Net Income	$6,102	n/a	$15,642	n/a
Interest Income	(26)	n/a	(52)	n/a
Interest Expense	2	n/a	7	n/a
Depreciation and amortization	2,079	n/a	4,171	n/a
EBITDA/Adjusted EBITDA	$8,157	n/a	$19,768	n/a

Buffington Harbor Riverboats
Net Loss	$(3,057)	n/a	$(6,438)	n/a
Interest Expense	-	n/a	(159)	n/a
Depreciation and amortization	953	n/a	1,872	n/a
EBITDA/Adjusted EBITDA	$(2,104)	n/a	$(4,725)	n/a

Buffington Harbor Parking Association
Net Loss	$(362)	n/a	$(724)	n/a
Depreciation and amortization	145	n/a	290	n/a
EBITDA/Adjusted EBITDA	$(217)	n/a	$(434)	n/a

Fitzgeralds Tunica
Net Income	$1,919	$2,797	$5,634	$6,108
Interest Income	(12)	(9)	(48)	(16)
Depreciation and amortization	2,184	2,532	4,330	5,009
EBITDA/Adjusted EBITDA	$4,091	$5,320	$9,916	$11,101

Fitzgeralds Black Hawk
Net Income	$1,984	$701	$3,709	$3,673
Interest Expense	4	-	21	-
Depreciation and amortization (9)	556	1,961	1,132	1,960
EBITDA/Adjusted EBITDA	$2,544	$2,662	$4,862	$5,633

See notes at the end of this report.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total (continued)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005

Corporate
Net Loss (1) (3) (7)	$(16,920)	$(10,954)	$(33,732)	$(18,932)
Interest Income	(39)	-	(41)	-
Interest Expense (3) (7)	15,004	6,969	29,950	13,731
Depreciation and amortization	29	24	53	43
Other non-operating expense (4)	24	-	51	-
EBITDA	(1,902)	(3,961)	(3,719)	(5,158)
Costs related to the cancellation of Black Hawk sale	-	2,257	-	2,257
Adjusted EBITDA	$(1,902)	$(1,704)	$(3,719)	$(2,901)

Majestic Investor Holdings (6)
Net Loss	$-	$(547)	$-	$(1,091)
Interest Income	-	(12)	-	(13)
Interest Expense	-	475	-	949
Depreciation and amortization	-	69	-	139
EBITDA/Adjusted EBITDA	$-	$(15)	$-	$(16)

Consolidated
Net (Loss) Income (3)	$(2,710)	$(3,998)	$1,035	$(642)
Interest Income	(86)	(87)	(222)	(99)
Interest Expense (3)	15,010	7,444	29,819	14,680
Depreciation and amortization (9)	7,847	6,752	15,620	11,388
Non-operating expenses (4)	24	42	51	79
EBITDA	20,085	$10,153	46,303	$25,406
Loss on BHR (2)	-	603	-	1,209
Costs related to the cancellation of Black Hawk sale	-	2,257	-	2,257
Adjusted EBITDA	$20,085	$13,013	$46,303	$28,872

Notes:

(1)
Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties. In the three- and six-month periods ended June 30, 2005, corporate includes the $2.3 million charge related to the termination of the Fitzgeralds Black Hawk sale.

(2)	Represents depreciation expense from the Company’s investment in Buffington Harbor Riverboats, LLC prior to December 21, 2005.
(3)
Includes $1.6 million and $3.1 million of interest expense related to the pushdown of interest expense, financing costs and associated amortization from the issuance of Majestic Holdco’s Discount Notes for the three and six months ended June 30, 2006, respectively. On December 21, 2005, Majestic Holdco issued the Discount Notes in conjunction with the acquisition of Trump Indiana and certain concurrent redemption and re-financing transactions. The Discount Notes are solely the obligation of Majestic Holdco and Majestic Star Holdco, Inc. (the co-issuer with Majestic Holdco) and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the Discount Notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the Discount Notes. Further, the indentures governing the Company’s 9 ½% senior secured notes and the 9 ¾% senior notes and the loan and security agreement, which governs the Company’s $80.0 million senior secured credit facility, preclude distributions by the Company to Majestic Holdco unless certain financial tests are met.

(4)	Non-usage fees on the Company’s credit facility.
(5)
In addition to the pushdown of the Discount Notes, the Company at June 30, 2006 and December 31, 2005 is also reflecting $2.7 and $2.8 million, respectively, of Discount Notes issuance costs, net of amortization, in the schedule of segment assets contained in this earnings release.

(6)	Majestic Investor Holdings was merged with The Majestic Star Casino, LLC in March of 2006.

(7)
Effective January 1, 2006, the entire $240.0 million of the original 9 ½% senior secured notes and the outstanding balance of $47.2 million drawn on the senior secured credit facility was transferred from Majestic Star to Corporate. For purposes of comparability, the interest expense incurred on this debt has been reclassified from Majestic Star to Corporate on the tables above entitled Operating Results by Entity and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total.

(8)
The assets of Majestic Star and Corporate include inter-company receivables from Majestic Star II, Fitzgeralds Tunica, BHR, BHPA and Fitzgeralds Black Hawk totaling approximately $397.7 million at June 30, 2006 and $428.4 million at December 31, 2005. Intercompany receivables are eliminated in consolidation.

(9)
In the three- and six-month periods ended June 30, 2005, Fitzgeralds Black Hawk is recognizing $1.5 million of depreciation and amortization expense, which is principally catch-up depreciation and amortization on those assets that were not depreciated or amortized while Fitzgeralds Black Hawk’s assets were held for sale.